                                                                    EXHIBIT 99.1

                                                            [SPECTRX LETTERHEAD]




SPECTRX, INC. (770) 242-8723         FRB|WEBER SHANDWICK (212) 445-8300
Bill Wells - Media                   Alison Ziegler         Julie Tu                   Judith Sylk-Siegel
Thomas H. Muller, Jr. - Financial    General Contact        Analyst Information        Media Contact

                SPECTRX, INC. REPORTS SECOND QUARTER 2002 RESULTS

                   BiliChek(R) Sell Through in U.S. Increasing;
   FDA reviewing Non-invasive Cervical Cancer Detection Device Study Protocol;
              Positive Study Results for Glucose Monitoring Device

         NORCROSS, GA, JULY 30, 2002 -- SPECTRX, INC. (NASDAQ: SPRX) today announced that revenue for the quarter ended June 30, 2002 increased 22% to $774,000 from $635,000 in the second quarter of 2001. Revenue from sales of BiliChek(R) disposables was up 34% over the same quarter of last year, reflecting a 181% increase in U.S. revenue.

         Revenue for the entire BiliChek(R) product line was $612,000 for the second quarter of 2002, up 6% compared to the second quarter of 2001. Sales for the quarter were 211 BiliChek(R) devices and approximately 108,000 disposables.

         For the six months ended June 30, 2002, total revenue was $1.4 million versus $1.3 million for the same period last year, up 14%. BiliChek(R) product line revenues were $1.1 million, up 6% over the same period of 2001. Gross margin for the BiliChek(R) product line continued to improve and was 57% for the quarter and 42% for the six months due to increased manufacturing efficiencies and reduction in overhead.

         The net loss available to common stockholders for the second quarter of 2002 was $3.3 million, or $0.29 per share, compared with a net loss available to common stockholders of $1.4 million, or $0.16 per share, in the comparable quarter of 2001. For the first six months of this year, the net loss available to common stockholders was $5.7 million, or $0.51 per share, compared with a net loss available to common stockholders of $3.8 million, or $0.44 per share, in the first half of 2001, primarily as a result of increased expenses related to the SimpleChoice(TM) product line.

DIABETES BUSINESS UPDATE --

         "We received eight FDA clearances in the second quarter for three SimpleChoice insulin delivery products which we plan to roll out in the next 12 to 18 months, the first being the SimpleChoice easy," said Mark A. Samuels, SpectRx's Chairman and CEO. "While we are very pleased with the market reaction to our proposed product line, we recently have had to resolve a variety of unexpected issues relating to the production start up. We and our suppliers have had some coordination issues, and testing of the first few thousand infusion sets revealed changes that were needed before product launch. As a result, we will not be in a position to launch in the third quarter. However, these issues appear to have been resolved, and assuming the next phase of testing goes well, we hope to launch the product by the end of 2002 or early 2003."

                                   ###MORE###

         "At the American Diabetes Association meeting in June we presented new results from clinical studies of our interstitial fluid glucose monitoring technology. In a two-day interval study involving 252

SPECTRX - 2Q2002, JULY 30, 2002
PAGE 2


patients, the correlation to blood glucose levels was 95% for day one and 90% for day two. These results are very encouraging and based on this performance, would indicate that our technology is potentially superior to any of today's continuous glucose monitoring alternatives. Meanwhile, our collaborative partner, Abbott Laboratories, continues to be responsible for the commercialization work to bring the continuous glucose monitoring product to market," Mr. Samuels said.

NON-INVASIVE BUSINESS UPDATE-

         "We continue to be very pleased with the progress being made in the development of our non-invasive cervical cancer detection device. Results from our current clinical study indicate that the device outperforms both the Pap and HPV tests in detecting disease. The U.S. Food and Drug Administration is currently reviewing our protocol for pivotal clinical trials of the device, which we would expect to begin in late 2002 or early 2003 if we receive timely FDA approval to proceed," Mr. Samuels said. "As we have previously indicated, we and development partner Welch Allyn, have been reviewing the product positioning, methods of funding and our relationship in light of the changing marketplace. We now expect to enter into a cross licensing agreement that should allow SpectRx to independently commercialize the product."

          "Sales of BiliChek disposables continue to grow, with shipments to U.S. marketing partner Respironics up substantially for the quarter due to increased sell through of BiliChek devices to end users. As expected, device sales remained basically flat compared to the same quarter last year, although they increased 65% from the first quarter of this year. Year to date disposable revenue is up 54%," Mr. Samuels said.

         "We are pleased with the positive trend in gross margin for the BiliChek as a result of manufacturing efficiencies and a reduction in overhead," said Thomas H. Muller, Jr., SpectRx CFO. "We expect the BiliChek business to continue the trend begun in the first half of the year, with flat to modest growth for device sales and much stronger growth in the sales of disposables.

         "We expect the market launch of our SimpleChoice product line to build increasing revenue through the fourth quarter of next year, when higher volume production is expected to come on line. We also expect to receive a milestone payment from Abbott of $1 million, but there is a dispute as to whether we have met the criteria to receive the payment. We expect the issue to be resolved in October," Mr. Muller said.

          SpectRx management will hold a conference call to discuss second quarter 2002 results on Wednesday, July 31 at 10 a.m. EDT. To access the call via telephone, call 800-482-2225 or visit www.ccbn.com for access via the Internet.

         SpectRx, Inc. is a medical technology company providing innovative detection, monitoring and treatment solutions for the diabetes and non-invasive diagnostics healthcare markets. SpectRx is developing and will market the SimpleChoice(TM) line of innovative insulin delivery products for people with diabetes. These FDA-cleared products complement SpectRx's consumer device for continuous glucose monitoring under development with Abbott Laboratories. SpectRx is also creating opportunities for its leading-edge biophotonic detection and monitoring technology, which uses light and spectral energies to create painless alternatives to blood-based and tissue-based procedures. Non-invasive products include a developmental non-invasive cervical cancer detection device. SpectRx also markets the BiliChek(R) Non-invasive Bilirubin Analyzer, a biophotonic, non-invasive, painless monitor for infant jaundice. For more information, visit SpectRx's web site at www.spectrx.com.

         SpectRx and BiliChek are trademarks owned by SpectRx, Inc. SimpleChoice and SimpleChoice easy are trademarks owned by SimpleChoice, a SpectRx Company.

         "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. SpectRx has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience


                                   ###MORE###

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SPECTRX - 2Q2002, JULY 30, 2002
PAGE 3


and results to differ from SpectRx's current expectations regarding the relevant matter or subject area. Such risks and uncertainties include: the early stage of products in development, its dependence on collaborative arrangements, the uncertainty of market acceptance of its products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of its products, its dependence on licensed intellectual property, as well as those that are more fully described from time to time in SpectRx's reports under the heading "Risk Factors" filed with the SEC, including SpectRx's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and subsequent quarterly reports.

                                Financial Tables

Dollars in Thousands except per share data

                                 SPECTRX, INC.
                  CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)

                                        THREE MONTHS ENDED           SIX MONTHS ENDED
                                              JUNE 30                    JUNE 30
                                              -------                    -------
                                          2002         2001          2002         2001
                                        --------      -------      --------      -------
REVENUE                                 $    774      $   635      $  1,426      $ 1,256
                                        --------      -------      --------      -------

EXPENSES
Cost of Sales                                393          506           817        1,007
Research & Development                     1,873          636         3,326        2,208
Selling, General & Administrative          1,704          895         2,885        1,789
                                        --------      -------      --------      -------
Total Operating Expenses                   3,970        2,037         7,028        5,004
                                        --------      -------      --------      -------

OPERATING LOSS                            (3,196)      (1,402)       (5,602)      (3,748)

INTEREST & OTHER INCOME                       21           42            57           78
                                        --------      -------      --------      -------
NET LOSS                                  (3,175)      (1,360)       (5,545)      (3,670)
PREFERRED STOCK DIVIDENDS                    (79)         (79)         (158)        (158)
                                        --------      -------      --------      -------
NET LOSS AVAILABLE
TO COMMON STOCKHOLDERS                  $ (3,254)     $(1,439)     $ (5,703)     $(3,828)
                                        ========      =======      ========      =======

BASIC & DILUTED NET LOSS PER SHARE      $  (0.29)     $ (0.16)     $  (0.51)     $ (0.44)
                                        ========      =======      ========      =======

BASIC & DILUTED                           11,197        9,048        11,195        8,781
                                        ========      =======      ========      =======


WEIGHTED AVERAGE SHARES OUTSTANDING

                     SELECTED BALANCE SHEET DATA (UNAUDITED)

                                           June 30, 2002       December 31, 2001
                                           -------------       -----------------
    CASH & CASH EQUIVALENTS                  $  3,269                $  9,458
        WORKING CAPITAL                         4,091                   9,320
         TOTAL ASSETS                          12,356                  18,325
      ACCUMULATED DEFICIT                     (44,983)                (39,280)
STOCKHOLDERS' EQUITY (DEFICIT)                  3,802                   9,372
          CONVERTIBLE
  REDEEMABLE PREFERRED STOCK                 $  4,897                $  4,769


                                    ###END###